UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2005

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code +31 20 502 0000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement.

VIA NET.WORKS, Inc. (“VIA” or the “Company”) has received a letter of termination from Claranet Group Limited (“Claranet”) purporting to terminate the Sale and Purchase Agreement entered into on April 30, 2005 to sell substantially all of the Company’s assets to Claranet.  Claranet has also delivered a letter of termination regarding the Facility Agreement dated April 30, 2005, under which Claranet was to provide a $2.5 million secured loan facility to VIA.

The purchase agreement termination letter relates to the proposed sale to Claranet of the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain, which constitute substantially all of the Company’s remaining assets, for a purchase price of $17.1 million.  VIA recently sold its Amen group of businesses and its U.S., Dutch and Portuguese legacy operations to Claranet Group Limited for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the sale (plus interest on such amount), repayment to Claranet of the amounts owed by VIA under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment. The facility termination letter relates to the bridge facility that was to be extended by Claranet to the Company in an amount up to $2.5 million and under which the first draw was to be made available on August 1, 2005.

In its letters of termination, Claranet has alleged that certain events have occurred that permit it to terminate the Sale and Purchase Agreement and the Facility Agreement; specifically, that VIA’s cash flow exceeded the level of negative cash flow permitted by the Sale and Purchase Agreement, that certain alleged new liabilities have arisen and that Claranet did not consent to VIA’s recent transaction with Sorbie (discussed more fully in VIA’s Current Report on Form 8-K filed on July 1, 2005)..  VIA has notified Claranet of its position that Claranet does not have a valid right to terminate the two agreements and that it expects Claranet to fully perform both agreements and that VIA asserts the right to treat Claranet’s actions as a repudiatory breach of the two agreements.  If Claranet does not withdraw its letter of termination, VIA believes it is entitled to a termination payment of $500,000, as well as any other rights and remedies it may have under the agreements.  If the facts alleged by Claranet give rise to a right of Claranet to terminate the agreements, VIA could be obligated to (a) pay a break fee of $500,000, (b) reimburse the costs and expenses incurred by Claranet in connection with the transaction up to $250,000, and (c) pay a finance arrangement fee of approximately $375,000.

VIA and Claranet have engaged in discussions with a view toward resolving their dispute.  VIA is also actively seeking a new buyer, and has had substantive discussions with several interested parties.  In light of the Company’s liquidity problems and without further advances from Claranet, the Company is seeking to enter into a new arrangement for the sale of the business within the next few weeks.  In the absence of a new transaction that would include an advance of funds to cover operating costs, VIA will not have funds required to continue its operations.  VIA cannot predict what price or terms, if any, could be obtained from a new buyer.  VIA also cannot predict how long it will be able to have its stock continue to be listed on the Nasdaq Stock Market in the absence of a sale agreement.

The proposed sale to Claranet was subject to shareholder approval and other conditions.  To date, VIA has not been able to obtain enough proxies from its shareholders to hold a meeting with respect to the proposed transaction.  The meeting is presently scheduled for August 2, 2005, and includes VIA’s annual meeting and other matters.  VIA presently plans to hold the shareholders meeting to cover the annual meeting and other non-sale matters described in the proxy statement, but reserves the right to postpone the meeting further if circumstances warrant.

A copy of the related press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2005, VIA’s board of directors acknowledged the termination of Cameron Mackenzie, Chief Financial Officer, and removed him as an officer of VIA, effective as of July 31, 2005.  Also on August 1, 2005, VIA’s board accepted the resignation of Dick Theunissen, Vice President, effective as of July 31, 2005.  These terminations are a part of VIA’s plan to prepare the Company for a potential sale.

Item 9.01                                             Financial Statements and Exhibits.

(c) Exhibits.

The Exhibit listed in the accompanying Exhibit Index is filed by reference as part of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell Senior Vice President, General Counsel & Secretary

August 1, 2005

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated August 1, 2005.